Seasons Series Trust
			International Equity
			Goldman Sachs Asset Management International
			Q/E 31 December 2006



					Securities Purchased


Name of Issuer  					Industrial and Commercial Bank of China

Title of Security					B1G1QD8

Date of First Offering					10/20/06

Amount of Total Offering					" 35,391,000,000 "

Unit Price					$0.39

Underwriting Spread or Commission					$0.0099


Dollar Amount of Purchases					"588,064.052"

Number of Shares Purchased					" 1,476,000 "

Years of Continuous Operation					3+

Percentage of Offering Purchased
by Portfolio					0.00%

Percentage of Offering Purchased by
other Portfolios of the Trust and
other Investment Companies advised
by the Adviser or any Subadviser					0.28%

Sum of (18) and (19)					0.28%

Percentage of Portfolio Assets					0.59%
Applied to Purchase

Name(s) of Underwriter(s) or
Dealer(s) from whom Purchased
					"DEUTSCHE SECURITIES ASIA LTD, H.K."


Name of Underwriters					BNP Paribas
(See prospectus attached)  					UBS
					Goldman Sachs